AMENDMENT NO. 4, dated as of October 14, 2013 (the “Amendment”), to EMPLOYMENT CONTRACT BETWEEN KINGSTONE INSURANCE COMPANY (AS SUCCESSOR IN INTEREST TO COMMERCIAL MUTUAL INSURANCE COMPANY) (the “Company”) AND JOHN D. REIERSEN (the “Executive”), dated as of September 13, 2006, as amended (the “Agreement”).

RECITALS

WHEREAS, the Company and the Executive have entered into the Agreement which sets forth the terms and conditions upon which the Executive is employed by the Company and upon which the Company compensates the Executive.

WHEREAS, the Company and the Executive desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree that, notwithstanding anything in the Agreement to the contrary:

1. The term of the Agreement shall expire on December 31, 2016, subject to earlier termination as provided for in Paragraph 2 of Amendment No. 3 to the Agreement (the “Term”).

2. Effective January 1, 2015 and during the Term, in consideration of the Executive’s Services as provided for in the Agreement and subject to the terms and conditions of the Agreement, the Executive shall be entitled to receive (a) a minimum annual salary of $105,000 (the “Minimum Annual Salary”) and (b) in the event that the Executive is required by the Company to provide, and does provide, Services to the Company in excess of 500 hours during any particular year commencing January 1, 2015, an amount equal to $210 for each hour of Services performed in excess of 500 hours.

3. Except as amended hereby, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first above written.

KINGSTONE INSURANCE COMPANY

By:	/s/ Barry Goldstein
Barry Goldstein
President

/s/ John D. Reiersen
John D. Reiersen